Exhibit 77Q1

77Q1(a)

Articles Supplementary filed in Post–Effective Amendment No. 136 (4/30/15) to the Registrant’s Registration Statement, Accession Number 0000356476-15-000067, is hereby incorporated by reference in response to Sub-Item 77Q1(a) of the Registrant’s Form N–SAR.

77Q1(e)

Amended and Restated Investment Advisory Agreement with Great-West Capital Management, LLC filed in Post–Effective Amendment No. 136 (4/30/15) to the Registrant’s Registration Statement, Accession Number 0000356476-15-000067, is hereby incorporated by reference in response to Sub-Item 77Q1(e) of the Registrant’s Form N–SAR.

Sub-Advisory Agreement with Silvant Capital Management, LLC for the Great-West Small Cap Growth Fund filed in Post–Effective Amendment No. 136 (4/30/15) to the Registrant’s Registration Statement, Accession Number 0000356476-15-000067, is hereby incorporated by reference in response to Sub-Item 77Q1(e) of the Registrant’s Form N–SAR.